SUBSCRIPTION AGREEMENT

Winton Diversified Opportunities Fund (the "Fund"), a Delaware statutory trust, and Winton Capital Management Limited, a limited liability company incorporated in England and Wales (the "Subscriber") hereby agree as of Sept. 8, 2015, as follows:

     1. In order to provide the Fund with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, the Subscriber is hereby purchasing from the Fund 5,000 shares of beneficial interest of the Fund (the "Shares"), at a purchase price of $20.00 per share, for a total purchase price of $100,000. The Subscriber hereby acknowledges the receipt of the Shares, and the Fund hereby acknowledges receipt from the Subscriber of funds in the amount of $100,000 for the Fund in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.

     2. The Subscriber is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that the sale of such Shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on the Subscriber's representation and warranty to the Fund that the Shares are being acquired for the Subscriber's own account for investment purposes and not with a view to the distribution or redemption thereof, and that the Subscriber has no present intention to dispose of the Shares. The Subscriber further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

     3. The subscriber consents, as the sole holder of the Fund's Shares and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, as amended, to the issuance by the Fund of Shares at a price per Share as set forth in the registration statement relating to the public offering of Shares.


                            [signature page follows]

IN WITNESS WHEREOF, the parties hereto have cause this Subscription Agreement to be duly executed on the date first written above.

WINTON DIVERSIFIED OPPORTUNITIES FUND

By:    /s/ Dianne Descoteaux
       ---------------------
Name:  Dianne Descoteaux
Title: Secretary



WINTON CAPITAL MANAGEMENT LIMITED

By:    /s/ Brigid Rentoul
       ------------------
Name:  Brigid Rentoul
Title: Director of Winton Capital
       Group Limited, sole member
       of Winton Capital US LLC




                                Signature Page -
          Winton Diversified Opportunities Fund Subscription Agreement